Exhibit 99.1

Visual Network Design, Inc. Announces Reverse Merger and $3.136 Million Private Offering

SAN FRANCISCO, CA – September 23, 2011 – Visual Network Design, Inc., a Nevada corporation (the “Company”) announced today that it completed a reverse merger on September 21, 2011 in which Visual Network Design, Inc., a software development and marketing company incorporated in Delaware dba Rackwise (“Rackwise”) became a wholly owned subsidiary of the Company. Shares of the Company are eligible for quotation under the symbol “VNDI” in the Over-the-Counter Market.

The Company, now headquartered in San Francisco, California, will continue the business of Rackwise under a new management team consisting of certain executive officers who are serving in similar capacities for Rackwise and a five member board of directors consisting of two present Rackwise directors, two independent directors and an incumbent director of the Company.

Rackwise products manage and correlate the physical attributes and connectivity of the far-reaching and complicated computer equipment of over 130 customer data centers worldwide. Within the data center industry, Rackwise provides a complete set of industry unique solutions that have been previously unavailable relative to all physical aspects of the data center by providing reporting on critical present day issues of power consumption, power efficiency, carbon footprint, green grid, and density requirements. This reporting allows customers to plan data center expansions and reductions as well as equipment usage more effectively and results in significant economic savings for the customer. Rackwise provides the next level of data center management known as “data center intelligence”. “Data center intelligence” involves powerful capacity management and planning tools correlating physical information with costing metrics while providing needed financial analysis, cost savings, and “green” data center metrics for Rackwise’s customers.

In connection with the merger, the pre-merger stockholders of Rackwise will receive in exchange for the shares of Rackwise common stock owned by such stockholders, approximately 60,000,000 shares of the Company’s common stock and warrants of the Company, exercisable for a period of five years, to purchase approximately 30,000,000 shares of the Company’s common stock at an exercise price of $0.625 per share.

Concurrently with the closing of the merger, the Company completed an initial closing of 12,547,757 units in a private offering, at a price of $0.25 per unit. Each unit consists of one share of the Company’s common stock and one warrant to purchase one-half share of the Company’s common stock. The warrants are exercisable for a period of five years at a purchase price of $0.625 per full share of the Company’s common stock. The offering was made on an “all or nothing” basis with respect to a minimum of 12,000,000 units and on a “best efforts” basis with respect to a maximum of 20,000,000 units. In addition, in the event the maximum number of units is sold, the placement agent and the Company have the option to offer an additional 4,000,000 units. The offering for the remaining units will continue after the closing of the merger.

On the initial closing date, the investors in the offering collectively purchased 12,547,757 units for total cash consideration of $3,136,938, which includes the conversion into units of $2,339,438 of principal and accrued interest on Rackwise bridge notes which were sold by Rackwise in contemplation of the merger and assumed by the Company immediately prior to the closing. The net proceeds of the offering, including the proceeds from the Rackwise bridge financing have been or will be principally used for the implementation of sales and marketing programs, expansion of Rackwise’s products, the implementation of an investor relations program and for general working capital.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be resold absent registration under or exemption from such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About Rackwise

Visual Network Design, Inc., dba Rackwise, a San Francisco based Delaware corporation formed in 2003, engages in software development and marketing within the growing markets for IT infrastructure, data center monitoring and management, data center cost efficiency and green data centers. Please visit www.rackwise.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company's business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s current reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

For additional information, please contact	Undiscovered Equities, Inc. Peter Quinn 561-210-5362 Peter@undiscoveredequities.com or Guy Archbold Corporate Communications Director Visual Network Design, Inc. 916-933-3969 archbold@me.com